First Interstate BancSystem, Inc. Announces Dividend

Company Release: October 17, 2017

(Billings, MT) At a meeting held on October 16, 2017, the Board of Directors of First Interstate BancSystem, Inc. (Nasdaq: FIBK) declared a dividend of $0.24 per common share. The dividend is payable on November 13, 2017 to owners of record as of October 31, 2017.

About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial services holding company headquartered in Billings, Montana. It is the parent company of First Interstate Bank. First Interstate Bank is a community bank with $12.2 billion in assets as of June 30, 2017, delivering financial solutions through over 125 locations across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. As a recognized leader in community banking services, First Interstate is guided by strong values as well as a commitment to delivering long-term organic growth by exceeding client expectations and supporting, with leadership and resources, the communities it serves.

First Interstate BancSystem, Inc.
Margie Morse, +1 406-255-5053
Investor Relations Officer
margie.morse@fib.com